EXHIBIT 16.1

November 7, 2008

Securities & Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Re:                      Quepasa Corporation

Dear Commission:

We have read the statements of Quepasa Corporation, included under Item 4.01 of Form 8-K, with respect to this firm’s dismissal as the registered independent accounting firm of Quepasa Corporation that occurred on November 4, 2008.  We agree with the statements made in response to that Item insofar as they relate to our firm.

Very Truly Yours,

/s/ Berenfeld Spritzer Shechter & Sheer LLP

Berenfeld Spritzer Shechter & Sheer LLP